Exhibit 99.1

Civitas Resources Announces Fourth Quarter and Full-Year 2021 Results; Declares Dividend to be Paid in March

DENVER, March 8, 2022 - Civitas Resources, Inc. (NYSE: CIVI) (the "Company" or "Civitas") today announced its fourth quarter and full-year 2021 financial results, and has posted an updated investor presentation to its website.

Operational Highlights for the Fourth Quarter 2021
Assuming a full quarter of contribution from the merged Civitas companies:
•Average daily sales volumes were 153.5 thousand barrels of oil equivalent per day (“MBoe/d”), with oil representing 40% of total volumes, relative to guidance of 148-154 Mboe/d with oil representing 39-41% of the total
•Total capital expenditures were $227 million relative to guidance of $220-260 million

Other Financial Highlights for the Fourth Quarter and Full-Year 2021
•GAAP net income of $163.7 million for the fourth quarter and $178.9 million for full-year 2021
•Adjusted EBITDAX(1) of $157.1 million for the fourth quarter and $405.7 million for full-year 2021
•Year-end 2021 proved reserves of 397.7 MMBoe, up 236% from 2020 year-end reserves, with a PV-10 of $5.3 billion and Standardized Measure of $4.4 billion
•Lease operating expenses (“LOE”) of $2.22 per Boe for the fourth quarter; down 23% from the third quarter of 2021, and up 1% from the fourth quarter of 2020; full-year 2021 LOE of approximately $2.56 per Boe, up 8% from 2020
•Recurring cash G&A(1) expense, which excludes non-cash and non-recurring expenses, was $21.4 million for the quarter, or $2.00 per Boe, down sequentially from $2.31 per Boe in the third quarter of 2021
•Exited 2021 with approximately $1.0 billion of liquidity, including an undrawn credit facility and approximately $254.5 million of cash, after giving effect to an aggregate of $21.7 million of undrawn letters of credit

(1) Non-GAAP measure; see attached reconciliation schedules at the end of this release.

Combined Base and Variable Dividend to be Paid in March

The Company's board of directors has elected to pay a dividend of $1.2125/share in the first quarter, which reflects the combination of a variable dividend of $0.7500/share and a base dividend of $0.4625/share. This dividend will be paid on March 30, 2022 to shareholders of record as of March 18, 2022. Additional detail regarding the calculation of the variable dividend can be found in the Company's new investor presentation.

Ben Dell, Chairman and Interim Chief Executive Officer, commented, “As Colorado's largest pure-play E&P company and the first to be carbon neutral, we are very excited about the future of Civitas. We are building a best in class, industry leading company with a simple approach to generating value through high quality assets, low operating costs and accretive consolidation while returning excess cash to shareholders. We had a solid quarter as a combined company execution wise, delivering on production and capex relative to our previously provided guidance, and we exited the year with very low leverage and substantial liquidity. We have continued to demonstrate our disciplined approach to M&A with the recently closed acquisition of

Bison and we are following through on our commitment to return a substantial amount of cash to shareholders with the declaration of our first quarterly variable dividend, which will be paid in March in combination with the base dividend."

Fourth Quarter 2021 Results

During the fourth quarter of 2021, the Company reported average daily sales of 116.2 MBoe/d. Product mix for the fourth quarter was 42% crude oil, 26% natural gas liquids and 32% natural gas. The table below provides sales volumes, product mix, and average sales prices for the fourth quarter and full-year 2021 and 2020.

	Three Months Ended			Twelve Months Ended
	12/31/2021	12/31/2020	% Change	12/31/2021	12/31/2020	% Change
Avg. Daily Sales Volumes:
Crude oil (Bbls/d)	48,916	13,389	265%	25,711	13,714	87%
Natural gas (Mcf/d)	222,787	39,946	458%	100,722	38,704	160%
Natural gas liquids (Bbls/d)	30,182	4,982	506%	13,517	5,077	166%
Crude oil equivalent (Boe/d)	116,229	25,029	364%	56,015	25,242	122%

Product Mix
Crude oil	42%	54%		46%	54%
Natural gas	32%	26%		30%	26%
Natural gas liquids	26%	20%		24%	20%

Average Sales Prices (before derivatives):
Crude oil (per Bbl)	$70.43	$38.02	85%	$65.41	$34.42	90%
Natural gas (per Mcf)	$4.42	$1.87	136%	$3.84	$1.45	165%
Natural gas liquids (per Bbl)	$36.56	$16.71	119%	$34.68	$10.39	234%
Crude oil equivalent (per Boe)	$47.61	$26.65	79%	$45.29	$23.02	97%

Capital expenditures were $170.9 million for the fourth quarter of 2021 and $299.4 million for the full-year 2021. The Company drilled 28 gross (22 net) operated wells, completed 47 gross (40 net) operated wells, and turned to sales 39 gross (33 net) operated wells during the fourth quarter. During the quarter, Civitas drilled a 3 mile horizontal well with a 16 degree tangent (1,500' stepout) in 3.85 days spud-to-TD (23,300+ feet), a record for the DJ Basin.

Net crude oil, natural gas liquids and natural gas revenue for the fourth quarter of 2021 increased to $510.5 million compared to $190.0 million for the third quarter of 2021. The increase was a result of higher crude oil, natural gas liquids and natural gas realized prices and a significant increase in sales volumes, primarily related the acquisitions that closed on November 1, 2021. Crude oil accounted for approximately 62% of total revenue for the quarter. Differentials for the Company's crude oil production averaged approximately $6.90 per barrel in the fourth quarter.

LOE for the fourth quarter of 2021 on a unit basis decreased to $2.22 per Boe, compared to $2.87 per Boe in the third quarter of 2021. Full-year 2021 LOE was $2.56 per Boe.

RMI net effective cost for the fourth quarter 2021 was $0.45 per Boe, which consists of $0.57 per Boe of RMI operating expense offset by $0.12 per Boe of RMI operating revenue from working interest partners. RMI full-year 2021 net effective cost was $0.63 per Boe, which consists of $0.85 per Boe of RMI operating expense offset by $0.23 per Boe of RMI operating revenue from working interest partners. RMI operating revenue from working interest partners is based on production volumes and the fees are not tied to crude oil or natural gas prices.

The Company's general and administrative ("G&A") expenses were $32.0 million for the fourth quarter of 2021, which included $9.5 million in non-cash stock-based compensation. Recurring cash G&A, which excludes non-recurring and non-cash items, was $21.4 million for the fourth quarter of 2021. On a per unit basis, the Company's recurring cash G&A decreased 13% sequentially from $2.31 per Boe in the third quarter of 2021 to $2.00 per Boe in the fourth quarter of 2021.

RMI net effective cost and recurring cash G&A are non-GAAP measures. Please see Schedule 8 and Schedule 9 at the end of this release for a reconciliation to the most comparable GAAP measure.

2021 Proved Reserves, Costs Incurred, and Finding and Development Costs

As of year-end 2021, the Company had proved reserves of 397.7 MMBoe, a 236% increase from year-end 2020 reserves. The Company's year-end 2021 proved reserves were comprised of 143.6 MMbbls of crude oil, 106.0 MMbbls of natural gas liquids, and 888.5 Bcf of natural gas, and 80% of the total proved reserves were proved-developed. At year-end, the Company’s proved reserves PV-10, utilizing Securities and Exchange Commission ("SEC") pricing, was $5.3 billion. Civitas’s independent reserve engineering firm, Ryder Scott Company, LP., completed its estimate of the Company’s year-end 2021 proved reserves in accordance with SEC guidelines using pricing of $66.56 per barrel for crude oil and $3.60 per million British Thermal Units (MMBtu) for natural gas. Please see Schedule 7 at the end of this release for information on SEC pricing and a reconciliation of PV-10 to the GAAP figure “Standardized Measure of Oil and Gas.”

A breakout of the Company’s costs incurred are provided in the table below.

(in thousands)	Year Ended December 31, 2021
Acquisition(1)	$4,861,619
Development(2)(3)	315,746
Exploration	7,937
Total	$5,185,302
(1)Acquisition costs for unproved and proved properties were $648.0 million and $4.2 billion, respectively.
(2)Development costs include workover costs of $2.2 million.
(3)Includes amounts relating to asset retirement obligations of $13.8 million.

Proved Reserve Roll-Forward

Net Reserves (MBoe)
Balance as of December 31, 2020	118,192
Extensions and discoveries	36
Production	(8,595)
Removed from capital program	(24,054)
Purchases of minerals in place	332,093
Revisions to previous estimates	(19,982)
Balance as of December 31, 2021	397,690

2022 Guidance

2022 Company guidance reflects the closing of the Bison acquisition on March 1, 2022. The Company expects an average crude oil price differential of roughly -$6.00/Bbl relative to WTI during the year. Civitas does not expect to be a cash income taxpayer this year at the commodity prices assumed below.

2022 Guidance	Low		High
D&C Capital Expenditures ($MM)	$825	--	$950
Land, Midstream & Other Capital Expenditures ($MM)	$70	--	$90
Total Production (MBoe/d)	156	--	167
Oil Production (MBbl/d)	69	--	75
% Liquids	68%	--	70%
Lease Operating Expenses ($/Boe)	$2.50	--	$2.75
Gathering, Transportation and Processing Expenses ($/Boe)	$3.25	--	$3.50
Midstream Operating Expenses ($/Boe)	$0.50	--	$0.60
Recurring Cash G&A Expenses ($MM)	$70	--	$75
Production Taxes (% of revenue)	8%	--	9%
Note: Guidance is based on $75/Bbl WTI oil and $4.00/MMbtu Henry Hub gas. Guidance is forward-looking information that is subject to considerable change and numerous risks and uncertainties, many of which are beyond the Company’s control. See “Forward-Looking Statements” below.

Conference Call Information

The Company will host a conference call to discuss these results on March 9, 2022 at 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time). A live webcast and replay will be available on the Investor Relations section of the Company’s website at www.civiresources.com. Dial-in information for the conference call is included below.

Type	Phone Number	Passcode
Live participant	888-510-2535	4872770
Replay	800-770-2030	4872770

About Civitas Resources, Inc.

Civitas Resources, Inc. is Colorado’s first carbon neutral oil & gas producer and is focused on developing and producing crude oil, natural gas and natural gas liquids in Colorado’s Denver-Julesburg Basin. The Company is committed to pursuing compelling economic returns and cash flow while delivering best-in-class cost leadership and capital efficiency. Civitas is dedicated to safety, environmental responsibility, and implementing industry leading practices to create a positive local impact. For more information about Civitas, please visit www.civiresources.com.

Forward-Looking Statements and Cautionary Statements

Certain statements in this press release concerning the credit facility, the results, effects, benefits and synergies of the acquisition of Bison, future opportunities for Civitas, future financial performance and condition, guidance and any other statements regarding Civitas’ future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements based on assumptions currently believed to be valid. Forward-looking statements are all statements other than statements of historical facts. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “probable,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “potential,” “may,” “might,” “anticipate,” “likely” “plan,” “positioned,” “strategy,” and similar expressions or other words of similar meaning, and the negatives thereof, are intended to identify forward-looking statements. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995.

These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those anticipated, including, but not limited to, the ultimate timing, outcome and results of integrating the legacy operations of Civitas; changes in capital markets and the ability of Civitas to finance operations in the manner expected; the effects of commodity prices; the risks of oil and gas activities; and the fact that operating costs and business disruption may be greater than expected. Additionally, risks and uncertainties that could cause actual results to differ materially from those anticipated also include general economic conditions, whether internationally, nationally or in the regional and local market areas in which we do business; the effects of disruption of our operations or excess supply of oil and natural gas due to the COVID-19 pandemic and the actions by certain oil and natural gas producing countries; the scope, duration and severity of the COVID-19 pandemic, including any recurrence, as well as the timing of the economic recovery following the pandemic; ability of our customers to meet their obligations to us; our ability to generate sufficient cash flow from operations, borrowings, or other sources to enable us to fully develop our undeveloped acreage positions; the presence or recoverability of estimated oil and natural gas reserves and the actual future sales volume rates and associated costs; uncertainties associated with estimates of proved oil and gas reserves; the assumptions underlying forecasts, including forecasts of production, well costs, capital expenditures, rates of return, expenses, cash flow and cash flow from purchases and sales of oil and gas; the possibility that the industry may be subject to future local, state, and federal regulatory or legislative actions (including additional taxes and changes in environmental regulation); environmental risks; seasonal weather conditions; drilling and operating risks, including the risks associated with the employment of horizontal drilling and completion techniques; our ability to acquire adequate supplies of water for drilling and completion operations; availability of oilfield equipment, services, and personnel; exploration and development risks; competition in the oil and natural gas industry; our ability to secure adequate processing capacity for natural gas we produce, to secure adequate transportation for oil, natural gas, and natural gas liquids we produce, and to sell the oil, natural gas, and natural gas liquids at market prices; continued hostilities in Ukraine, the Middle East, South America, and other sustained military campaigns or acts of terrorism or sabotage; and other economic, competitive, governmental, legislative, regulatory, geopolitical, and technological factors that may negatively impact our businesses, operations, or pricing. Expectations regarding business outlook, including changes in revenue, pricing, capital expenditures, cash flow generation, strategies for our operations, oil and natural gas market conditions, legal, economic and regulatory conditions, and environmental matters are only forecasts regarding these matters.

Additional information concerning other risk factors is also contained in Civitas’ most recently filed Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other Securities and Exchange Commission (“SEC”) filings. Civitas undertakes no duty to publicly update these statements except as required by law.

For further information, please contact:

Investor Relations:
John Wren, ir@civiresources.com

Media:
Brian Cain, info@civiresources.com

Schedule 1: Statement of Operations
(in thousands, expect for per share amounts, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Operating net revenues:
Oil, natural gas, and NGL sales	$510,457	$62,635	$930,614	$218,090
Operating expenses:
Lease operating expense	23,742	5,070	52,391	21,957
Midstream operating expense	6,112	3,610	17,426	14,948
Gathering, transportation, and processing	31,714	4,962	64,507	16,932
Severance and ad valorem taxes	41,491	2,199	65,113	3,787
Exploration	2,781	45	7,937	596
Depreciation, depletion, and amortization	137,498	23,936	226,931	91,242
Abandonment and impairment of unproved properties	55,045	6,754	57,260	37,343
Unused commitments	—	—	7,692	—
Bad debt expense	328	140	607	818
Merger transaction costs	16,434	5,767	43,555	6,676
General and administrative (including $9,462, $1,720, $15,558, and $6,156, respectively, of stock-based compensation)	32,013	9,091	65,132	34,936
Total operating expenses	347,158	61,574	608,551	229,235
Other income (expense):
Derivative gain (loss)	73,103	(11,141)	(60,510)	53,462
Interest expense, net	(3,015)	(488)	(9,700)	(2,045)
Gain (loss) on property transactions, net	981	—	1,932	(1,398)
Other income (expense)	(3,177)	5,960	(2,006)	4,107
Total other income (expense)	67,892	(5,669)	(70,284)	54,126
Income (loss) before taxes	231,191	(4,608)	251,779	42,981
Income tax benefit (expense)	(67,491)	65,236	(72,858)	60,547
Net income	$163,700	$60,628	$178,921	$103,528

Comprehensive income	$163,700	$60,628	$178,921	$103,528

Net income per common share:
Basic	$2.49	$2.91	$4.82	$4.98
Diluted	$2.46	$2.89	4.74	$4.95
Weighted-average common shares outstanding:
Basic	65,851	20,836	37,155	20,774
Diluted	66,543	21,012	37,746	20,912

Schedule 2: Statement of Cash Flows
(in thousands, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Cash flows from operating activities:
Net income	$163,700	$60,628	$178,921	$103,528
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	137,498	23,936	226,931	91,242
Deferred income tax expense (benefit)	67,490	(65,209)	72,858	(60,520)
Abandonment and impairment of unproved properties	55,045	6,754	57,260	37,343
Stock-based compensation	9,462	1,720	15,558	6,156
Amortization of deferred financing costs	927	92	1,890	864
Derivative (gain) loss	(73,103)	11,141	60,510	(53,462)
Derivative cash settlement gain (loss)	(225,378)	6,912	(275,914)	49,406
(Gain) loss on property transactions, net	(981)	—	(1,932)	1,398
Other	76	1,148	90	(186)
Changes in current assets and liabilities:
Accounts receivable, net	(83,831)	683	(100,881)	24,945
Prepaid expenses and other assets	(5,582)	(12)	(3,338)	3,352
Accounts payable and accrued liabilities	38,006	414	47,510	(41,278)
Settlement of asset retirement obligations	(973)	(855)	(4,864)	(3,992)
Net cash provided by operating activities	82,356	47,352	274,599	158,796
Cash flows from investing activities:
Acquisition of oil and gas properties	(630)	(2,357)	(1,250)	(3,210)
Cash acquired	173,865	—	223,692	—
Exploration and development of oil and gas properties	(47,293)	(3,933)	(151,500)	(60,149)
Proceeds from (additions to) property and equipment - non oil and gas	2,465	—	2,393	(440)
Proceeds from note receivable	8	—	212	—
Net cash provided by (used in) investing activities	128,415	(6,290)	73,547	(63,799)
Cash flows from financing activities:
Proceeds from credit facility	—	—	155,000	45,000
Payments to credit facility	(340,000)	(20,000)	(589,000)	(125,000)
Proceeds from issuance of senior notes	400,000	—	400,000	—
Proceeds from exercise of stock options	869	—	1,585	—
Payment of employee tax withholdings in exchange for the return of common stock	(3,037)	(48)	(5,927)	(1,122)
Dividends paid	(39,182)	—	(60,780)	—
Deferred financing costs	(15,377)	(10)	(19,292)	(23)
Principal payments on finance lease obligations	—	(31)	(21)	(102)
Net cash provided by (used in) financing activities	3,273	(20,089)	(118,435)	(81,247)
Net change in cash, cash equivalents, and restricted cash:	214,044	20,973	229,711	13,750
Cash, cash equivalents, and restricted cash:
Beginning of period	40,512	3,872	24,845	11,095
End of period	$254,556	$24,845	$254,556	$24,845

Schedule 3: Balance Sheets
(in thousands, unaudited)

	As of December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$254,454	$24,743
Accounts receivable, net:
Oil, natural gas, and NGL sales	362,262	32,673
Joint interest and other	66,390	14,748
Prepaid expenses and other	21,052	3,574
Inventory of oilfield equipment	12,386	9,185
Derivative assets	3,393	7,482
Total current assets	719,937	92,405
Property and equipment (successful efforts method):
Proved properties	5,457,213	1,056,773
Less: accumulated depreciation, depletion, and amortization	(430,201)	(211,432)
Total proved properties, net	5,027,012	845,341
Unproved properties	688,895	98,122
Wells in progress	177,296	50,609
Other property and equipment, net of accumulated depreciation of $4,742 in 2021 and $3,737 in 2020	51,639	3,239
Total property and equipment, net	5,944,842	997,311
Right-of-use assets	39,885	29,705
Deferred income tax assets	22,284	60,520
Other noncurrent assets	14,085	2,871
Total assets	$6,741,033	$1,182,812
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$246,188	$12,093
Production taxes payable	144,408	25,332
Oil and natural gas revenue distribution payable	466,233	18,613
Lease liability	18,873	12,044
Derivative liability	219,804	6,402
Asset retirement obligations	24,000	—
Total current liabilities	1,119,506	74,484
Long-term liabilities:
Senior notes	491,710	—
Lease liability	21,398	17,978
Ad valorem taxes	232,147	15,069
Derivative liability	19,959	1,330
Asset retirement obligations	201,315	28,699
Total liabilities	2,086,035	137,560
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value, 225,000,000 shares authorized, 84,572,846 and 20,839,227 issued and outstanding as of December 31, 2021 and 2020, respectively	4,912	4,282
Additional paid-in capital	4,199,108	707,209
Retained earnings	450,978	333,761
Total stockholders’ equity	4,654,998	1,045,252
Total liabilities and stockholders’ equity	$6,741,033	$1,182,812

Schedule 4: Per unit operating margins
(unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020	Percent Change	2021	2020	Percent Change
Crude oil equivalent sales volumes (MBoe)	10,693	2,303	364%	20,445	9,239	121%

Realized price (before derivatives)(1)	$47.61	$26.65	79%	$45.29	$23.02	97%

Per unit costs ($/Boe)
Lease operating expense	$2.22	$2.20	1%	$2.56	$2.38	8%
RMI net effective cost(1)	$0.45	$1.01	(55)%	$0.63	$1.03	(39)%
Gathering, transportation, and processing	$2.97	$2.15	38%	$3.16	$1.83	73%
Recurring severance and ad valorem taxes(2)	$3.88	$2.56	52%	$3.18	$2.17	47%
Recurring cash general and administrative(3)	$2.00	$3.20	(38)%	$2.30	$2.97	(23)%
Interest, net	$0.28	$0.21	33%	$0.47	$0.22	114%
Total cash costs	$11.80	$11.33	4%	$12.30	$10.60	16%
Cash cost margin (before derivatives)	$35.81	$15.32	134%	$32.99	$12.42	166%
Derivative cash settlements	$(21.08)	$3.00	(803)%	$(13.50)	$5.35	(352)%
Cash cost margin (after derivatives)	$14.73	$18.32	(20)%	$19.49	$17.77	10%

Non-cash and non-recurring items
Depreciation, depletion, and amortization	$12.86	$10.39	24%	$11.10	$9.88	12%
Severance and ad valorem taxes adjustment	$—	$(1.61)	(100)%	$—	$(1.76)	(100)%
Non-cash and non-recurring general and administrative	$0.99	$0.75	32%	$0.89	$0.81	10%

(1) Crude oil and natural gas sales excludes $1.3 million, $1.3 million, $4.6 million, and $5.4 million of oil transportation and gas gathering revenues from third parties, which do not have associated sales volumes for three months ended December 31, 2021 and 2020 and for the year ended December 31, 2021 and 2020, respectively. Alternatively, the aforementioned oil transportation and gas gathering revenues from third parties have been netted against the midstream operating expense to arrive at the RMI net effective cost. See Schedule 9 for a reconciliation from GAAP midstream operating expense to RMI net effective cost.

(2) Recurring severance and ad valorem taxes exclude non-recurring tax adjustments based on current mill levies, taxing districts, and company and industry results.
(3) Recurring cash general and administrative expense excludes stock-based compensation, cash severance costs, and other non-recurring fees. Please see Schedule 8 for a reconciliation from GAAP G&A to recurring cash G&A.

Schedule 5: Adjusted Net Income
(in thousands, except per share amounts, unaudited)

Adjusted net income is a supplemental non-GAAP financial measure that is used by management to present a more comparable, recurring profitability between periods. The Company defines adjusted net income as net income after adjusting for (1) the impact of certain non-cash items and one-time transactions and correspondingly (2) the related tax effect in each period. Adjusted net income is not a measure of net income as determined by GAAP.

The following table presents a reconciliation of the GAAP financial measure of net income to the non-GAAP financial measure of adjusted net income.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net income	$163,700	$60,628	$178,921	$103,528
Adjustments to net income:
Abandonment and impairment of unproved properties	55,045	6,754	57,260	37,343
Unused commitments	—	—	7,692	—
Stock-based compensation(1)	9,462	1,720	15,558	6,156
Non-recurring general and administrative expense(1)	1,165	—	2,609	1,337
Merger transaction costs	16,434	5,767	43,555	6,676
(Gain) loss on property transactions, net	(981)	—	(1,932)	1,398
Severance and ad valorem taxes adjustment(2)	—	(3,705)	—	(16,291)
Derivative (gain) loss	(73,103)	11,141	60,510	(53,462)
Derivative cash settlement gain (loss)	(225,378)	6,912	(275,914)	49,406
Other	76	1,148	90	(186)
Total adjustments before taxes	(217,280)	29,737	(90,572)	32,377
Tax effect of adjustments(3)	53,451	(7,315)	22,281	(7,965)
Total adjustments after taxes	(163,829)	22,422	(68,291)	24,412

Adjusted net income (loss)	$(129)	$83,050	$110,630	$127,940

Adjusted net income per diluted share	$—	$3.95	$2.93	$6.12

Diluted weighted-average common shares outstanding	66,543	21,012	37,746	20,912

(1) Included as a portion of general and administrative expense in the consolidated statements of operations and comprehensive income.
(2) Included as a portion of severance and ad valorem taxes in the consolidated statements of operations and comprehensive income.
(3) Estimated using the federal and state effective tax rate of 24.6%.

Schedule 6: Adjusted EBITDAX
(in thousands, unaudited)

Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management to provide a metric of the Company's ability to internally generate funds for exploration and development of oil and gas properties. The metric excludes items which are non-recurring in nature. Management believes adjusted EBITDAX provides external users of the Company’s consolidated financial statements such as industry analysts, investors, lenders, and rating agencies with additional information to assist in their analysis of the Company. The Company defines Adjusted EBITDAX as earnings before interest, income taxes, depreciation, depletion, and amortization, impairment, exploration expenses and other similar non-cash and non-recurring charges. Adjusted EBITDAX is not a measure of net income or cash flows as determined by GAAP.

The following table presents a reconciliation of the GAAP financial measure of net income to the non-GAAP financial measure of Adjusted EBITDAX.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net income	$163,700	$60,628	$178,921	$103,528
Exploration	2,781	45	7,937	596
Depreciation, depletion and amortization	137,498	23,936	226,931	91,242
Abandonment and impairment of unproved properties	55,045	6,754	57,260	37,343
Stock-based compensation (1)	9,462	1,720	15,558	6,156
Non-recurring general and administrative expense (1)	1,165	—	2,609	1,337
Merger transaction costs	16,434	5,767	43,555	6,676
Unused commitments	—	—	7,692	—
(Gain) loss on property transactions, net	(981)	—	(1,932)	1,398
Interest expense, net	3,015	488	9,700	2,045
Severance and ad valorem taxes adjustment (2)	—	(3,705)	—	(16,291)
Derivative (gain) loss	(73,103)	11,141	60,510	(53,462)
Derivative cash settlements gain (loss)	(225,378)	6,912	(275,914)	49,406
Income tax (benefit) expense	67,491	(65,236)	72,858	(60,547)
Adjusted EBITDAX	$157,129	$48,450	$405,685	$169,427

(1) Included as a portion of general and administrative expense in the consolidated statement of operations and comprehensive income.
(2) Included as a portion of severance and ad valorem taxes in the consolidated statements of operations and comprehensive income.

Schedule 7: PV-10 of Estimated Proved Reserves

PV-10 is derived from the Standardized Measure, which is the most directly comparable GAAP financial measure. PV-10 is a computation of the Standardized Measure on a pre-tax basis. PV-10 is equal to the Standardized Measure at the applicable date, before deducting future income taxes, discounted at 10%. We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas properties. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies. We use this measure when assessing the potential return on investment related to our oil and natural gas properties. PV-10, however, is not a substitute for the Standardized Measure. Our PV-10 measure and the Standardized Measure do not purport to present the fair value of our proved oil and natural gas reserves.
The following table presents a reconciliation of non-GAAP financial measure of PV-10 to the GAAP Standardized Measure (in thousands).

12/31/2021
PV-10 (1)	$5,327,157
Present value of future income taxes discounted at 10%	(915,053)
Standardized Measure	$4,412,104

(1) The 12-month average benchmark pricing used to estimate SEC proved reserves and PV-10 value for crude oil and natural gas was $66.56 per Bbl of WTI crude oil and $3.60 per MMBtu of natural gas at Henry Hub before differential adjustments. After differential adjustments, the Company's SEC pricing realizations for year-end 2021 were $61.60 per Bbl of oil, $30.60 per Bbl of natural gas liquids, and $2.60 per Mcf of natural gas.

Schedule 8: Recurring Cash G&A
(in thousands, unaudited)

Recurring cash G&A is a supplemental non-GAAP financial measure that is used by management to provide only the cash portion of its G&A expense, which can be used to evaluate cost management and operating efficiency on a comparable basis from period to period. Management believes recurring cash G&A provides external users of the Company’s consolidated financial statements such as industry analysts, investors, lenders, and rating agencies with additional information to assist in their analysis of the Company. The Company defines recurring cash G&A as GAAP general and administrative expense exclusive of the Company's stock-based compensation and one-time charges. The Company refers to recurring cash G&A to provide typical recurring cash G&A costs that are planned for in a given period. Recurring cash G&A is not a fully inclusive measure of general and administrative expense as determined by GAAP.

The following table presents a reconciliation of the GAAP financial measure of general and administrative expense to the non-GAAP financial measure of recurring cash G&A.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
General and administrative expense	$32,013	$9,091	$65,132	$34,936
Stock-based compensation	(9,462)	(1,720)	(15,558)	(6,156)
Non-recurring general and administrative expense	(1,165)	—	(2,609)	(1,337)
Recurring cash G&A	$21,386	$7,371	$46,965	$27,443

Schedule 9: Rocky Mountain Infrastructure (“RMI”) Net Effective Cost
(in thousands, unaudited)

RMI net effective cost is a supplemental non-GAAP financial measure that is used by management to assess only the net cash impact the Company’s wholly owned subsidiary, Rocky Mountain Infrastructure, LLC, has on the Company’s consolidated financials. Management believes the net effective cost provides external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders, and rating agencies, with additional information to assist in their analysis of the Company. The Company defines the RMI net effective cost as GAAP midstream operating expense less revenue generated from working interest partners utilizing the RMI assets.

The following table presents a reconciliation of the GAAP financial measures of midstream operating expense and RMI working interest partner revenue to the non-GAAP financial measure of RMI net effective cost.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Midstream operating expense	$6,112	$3,610	$17,426	$14,948
RMI working interest partner revenue	(1,323)	(1,279)	(4,625)	(5,430)
RMI net effective cost	$4,789	$2,331	$12,801	$9,518